Exhibit 99.3

Gulf Resources to Present at Upcoming Investor Conferences in November

NEW YORK and SHANDONG, China, Nov. 6 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq: GFRE - News; "Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the Company's management team will present at the upcoming Oppenheimer 4th Annual Industrials Conference and Brean Murray, Carret & Co. 2009 China Growth Conference in New York City.

The Oppenheimer 4th Annual Industrials Conference

The date, time and location of Gulf Resources' presentation at the Oppenheimer 4th Annual Industrials Conference are as follows:

Date:	Wednesday, November 18, 2009
Time:	8:45 a.m. to 9:25 a.m. Eastern Time in Room 5.07
Presenter:	David Wang , VP Finance
Venue:	The Millennium Broadway Hotel 145 West 44th Street New York, New York 10036

The Oppenheimer 4th Annual Industrials Conference will be held November 17-18, 2009 at the Millennium Broadway Hotel in New York City and will feature over 80 leading public and private companies. This two-day conference will showcase a diverse mix of leading large- and mid-cap industrial, chemicals, shipping and aerospace/defense companies, as well as a number of high-growth small cap and private firms. The event should provide a broad perspective across a variety of end markets in the industrial universe as we approach 2010. The format will allow investors to meet with senior executives of the presenting companies for one-on-one discussions.

The Brean Murray, Carret & Co. 2009 China Growth Conference

The date, time and location of Gulf Resources' presentation at the Brean Murray, Carret & Co. 2009 China Growth Conference are as follows:

Date:	Friday, November 20, 2009
Time:	9:20 a.m. to 9:55 a.m. Eastern Time in Track II
Presenter:	David Wang , VP Finance
Venue:	The Millennium Broadway Hotel 145 West 44th Street New York, New York 10036

The Brean Murray, Carret & Co. 2009 China Growth Conference is a two-day conference consisting of 25-minute presentation slots followed by 10-minutes of open floor Q&A sessions with institutional clients. The gathering of presenting companies, senior management and industry experts as well as institutional investors will enjoy a unique and comprehensive look at China on a global scale. In addition to each company presentation, one-on-one meetings will also be offered throughout the day.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn ..

For more information, please contact:

Gulf Resources, Inc.
David Wang, VP of Finance
Email:	gfre.2008@vip.163.com

Helen Xu
Email:	beishengrong@vip.163.com

Web:	http://www.gulfresourcesinc.cn/

CCG Investor Relations
Mr. Crocker Coulson, President
Phone:	+1-646-213-1915
Email:	crocker.coulson@ccgir.com
Ms. Linda Salo, Financial Writer
Phone:	+1-646-922-0894
Email:	linda.salo@ccgir.com
Web:	http://www.ccgirasia.com/